Exhibit 99.1

March 18, 2010

Dear Bob:

The Compensation Committee has approved the offer to you of a salary increase and special bonus in order to properly reflect the differential in salaries between your current salary and that of a full time CEO, given the time commitment and scope of your role as Acting CEO. The salary increase would be $97,200 annualized to a total annualized salary of $472,200 for the period you serve as Acting CEO, with the adjustment retroactive to your first day of service as Acting CEO, October 21, 2009. The bonus would be payable provided you remain with the Company for three months after a new CEO is appointed by the Board (a “New CEO”). The Bonus would be equal to $64,800 on an annualized basis, pro-rated over the number of days between October 21, 2009 and the date a New CEO is appointed (the “Acting CEO Bonus”). The full amount of the Acting CEO Bonus (as pro-rated) would be paid in a single lump sum payment on the date three (3) months after such appointment.

The Compensation Committee has also approved a modification to your severance arrangement applicable under the following terms. In the event that your duties as an executive officer of the Company are reduced by a New CEO in the 12 months after the New CEO is appointed, and do not include responsibilities designated by the Board of Directors, and if you elect to resign within 30 days after such change in responsibility, you will be entitled to the same benefits as if you were terminated “without Cause”. Such benefits are specified in a letter to you dated October 21, 2009 (the “October Agreement”). In addition, the Acting CEO Bonus will also be payable in full in such event, or in the event you would otherwise be entitled to severance benefits under the October Agreement.

The parties intend for this letter either to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) or to be exempt from the application of Section 409A, and this letter shall be construed and interpreted accordingly. If this letter either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this letter in a timely manner so that this Letter either satisfies the requirements of Section 409A or is exempt from the application of Section 409A. Notwithstanding any provision in this letter to the contrary, in the event you are a “specified employee” as defined in Section 409A, any severance benefits, or other amounts payable under this letter, that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) shall be delayed by six months such that the first payment is made no earlier than the first date of the seventh month following the date of your separation from service (or the date of your death, if earlier).

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051.

This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company.

Sincerely,

EXTREME NETWORKS INC.

BOB COREY